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                                 EMPLOYMENT AGREEMENT
                                 --------------------
    AGREEMENT, dated as of December 15, 1993, between Ticketmaster Holdings Group, Ltd., an Illinois corporation (the "Company"), and Fredric D. Rosen ("Executive").

                                     WITNESSETH:
                                     -----------
    WHEREAS, the Company is desirous of employing Executive, and Executive is desirous of being employed by the Company, on the terms and subject to the conditions set forth in this Agreement;

    NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the parties hereto agree as follows:

    1.   DEFINITIONS.   The following terms shall have the indicated meanings
when used in this Agreement, unless the context requires otherwise:

         (a) "BASE SALARY AMOUNT" shall mean $1,800,000 annually during each of the first three Contract Years, $2,100,000 during the fourth Contract Year and $2,300,000 during the fifth Contract Year.

         (b) "BENEFIT PLAN" shall mean each vacation pay, sick pay, retirement, welfare, medical, dental, disability, life insurance or other employee benefit plan, program or arrangement. In addition, at the sole discretion of the Board benefit plan may also include one or more of the following: incentive compensation, bonus, stock option and restricted stock plan, program or arrangement.

         (c) "BOARD OF DIRECTORS" shall mean the board of directors of the Company.

         (d) "CAUSE" shall mean (i) the conviction of Executive of a felony which can reasonably be expected to have a material adverse impact on the Company's business or reputation or (ii) the commission by Executive of an act of fraud or embezzlement involving assets of the Company or its customers, suppliers or affiliates. Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to Executive (i) a copy of a resolution, duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board of Directors at a meeting of the Board of Directors called and held for the purpose of determining whether Cause exists (after reasonable notice to Executive and opportunity for him, together with his counsel, to be heard before the Board of Directors), finding that, in the good faith opinion of the Board of Directors, Executive was guilty of the conduct set forth in this Section 1(d) and

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    specifying the particulars thereof in detail, (ii) an affidavit sworn to by the Secretary of the Company stating that such resolution was in fact adopted by the affirmative vote of not less than a majority of the entire membership of the Board and Directors and (iii) a report with respect to such conduct from a firm of independent attorneys selected by a majority of the entire membership of the Board of Directors to the effect that the conduct of Executive has been such as to permit the Board of Directors to terminate Executive's employment for Cause within the meaning of the provisions of this Section 1(d).

         (e) "CHAIRMAN OF THE BOARD" shall mean the Chairman of the Board of Directors of the Company, as determined from time to time by the Board of Directors, but initially, upon his election to such office, being Paul Allen.

         (f) "CHANGE IN CONTROL" shall mean (i) a change in the majority membership of the Board of Directors in connection with or resulting from a merger, consolidation, sale of assets or similar transaction involving the Company or a tender offer or exchange offer involving the Common Stock,
    (ii) the sale of all or substantially all of the Company's assets,
    (iii) the dissolution or liquidation of the Company or (iv) a reduction in the ownership interest of Paul Allen in the outstanding Common Stock to below 51%. Notwithstanding the generality of the foregoing, a "Change in Control" shall not be deemed to have taken place upon the occurrence of an Initial Public Offering so long as Paul Allen continues to own at least 51% of the outstanding Common Stock upon consummation of such Initial Public Offering.

         (g)  "CODE" shall mean the Internal Revenue Code of 1986, as amended.

         (h) "COMMON STOCK" shall mean the Class A Common Stock, no par value, and the Class B Common Stock, no par value, of the Company and upon reclassification thereof, such class or classes having general voting power, under ordinary circumstances, in the absence of contingencies, to elect the directors of the Company.

         (i) "CONTRACT YEAR" shall mean each year during the term hereof commencing on February 1 and ending on the immediately following January 31.

         (j) "COUNSEL" shall mean tax counsel selected by the Company and approved by Executive.

         (k) "DATE OF TERMINATION" shall mean (A) if termination of employment occurs by reason of death, the date of


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    Executive's death or (B) if termination of employment occurs for any other reason, the date on which a Notice of Termination is delivered to the other party; provided, however, that if, within 60 days after any Notice of Termination, is given, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination of employment, then the Date of Termination shall be the date of the Notice unless such dispute is otherwise determined by mutual agreement or court order in favor of Executive, in which case the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected).

         (1) "EBITDA" shall mean the Company's consolidated earnings before interest, taxes, depreciation and amortization, as determined in accordance with generally accepted accounting principles, consistently applied. For these purposes, EBITDA, during any base year or years as well as the bonus commutation year, shall be reduced by amortization of non-recoupable signing bonuses to venues or arenas in excess of $100,000. EBITDA shall include earnings from new activities of the Company or acquired businesses, but in such case shall be reduced by, but in no event less than zero, an amount equal to the actual interest on additional debt incurred to enter into such activities or an imputed return on new invested equity by Paul Allen and other current stockholders or their designees at an amount equal to the Wells Fargo Bank prime rate ("New Investment Cost"). In the event that current year's earnings from any such new activity or business shall be less than the New Investment Cost for such year, such excess New Investment Cost shall be carried over and shall be applied to reduce future years' earnings from such new activity for purposes of this bonus formula.

         (m) "EXCISE TAX" shall mean the tax imposed pursuant to section 4999 of the Code or any other amended or successor provision.

         (n) "GOOD REASON" shall mean (i) as to Executive (A) a diminution in Executive's titles, responsibilities and/or duties, (B) a change in the person or persons to whom Executive reports, except as provided in Section 4(a), (C) a reassignment of Executive to a location which increases Executive's commute from his existing home by more than 35 miles on a daily round trip basis, (D) an assignment of Executive to a location other than the principal executive office of the Company, (E) the Company's failure to continue or a substantial change in Executive's participation in any


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    Benefit Plans (subject to the Boards right to amend, modify or terminate such plans), (F) the Company's failure to obtain the agreement of any successor of the Company to assume this Agreement and (G) any material breach of this Agreement by the Company which is either not capable of correction or which in fact is not corrected within (10) ten days after written notice by Executive specifying such breach; and (ii) as to the Company (A) prior to consummation of an Initial Public Offering, the good faith determination by the Chairman of the Board that Executive has failed to perform his duties as directed and (B) subsequent to consummation of an Initial Public Offering, the good faith determination by a majority of the entire membership of the Board of Directors that Executive has failed to perform his duties as directed.

         (o) "GROSS-UP PAYMENT" shall mean, with respect to any Severance Payment that is subject to Excise Tax, an amount that, after reduction of the amount of such Gross-Up payment for all federal, state and local tax to which the Gross-Up Payment is subject (including the Excise Tax to which the Gross-Up Payment is subject), is equal to the amount of the Excise Tax to which such Severance Payment is subject. For purposes of determining the amount of any Gross-Up Payment, Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of residence of Executive on the Date of Termination, net of the maximum reduction on federal income taxes which could be obtained from deduction of such state and local taxes.

         (p) "INITIAL PERIOD" shall mean that portion of the term hereof from the date through January 31, 1994.

         (q) "INITIAL PUBLIC OFFERING" shall mean the first offering of the Common Stock to the public for cash pursuant to an effective registration statement under the Securities Act of 1933, as amended, or any similar federal statute then in force; provided, however, that a registered offering made in connection with an employee benefit plan shall not constitute an Initial Public Offering.

         (r) "NOTICE OF TERMINATION" shall mean a written notice which shall indicate the specific provision in this Agreement relied upon in connection with a termination of employment and which shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination under the provision so indicated.


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         (s) "PERFORMANCE BONUS" shall have the meaning ascribed to that term in Section 6(b).

         (t) "SEVERANCE PAYMENTS" shall mean any severance payments made or to be made to Executive pursuant to any provision of Section 7 below (other than pursuant to Section 7(g) of this Agreement.)

    2. EMPLOYMENT. The Company hereby employs Executive, and Executive hereby accepts employment with the Company, on the terms and subject to the conditions set forth herein.

    3. TERM OF EMPLOYMENT. The term of employment hereunder shall be for the Initial Period and thereafter for a period of five years, the term hereof therefore commencing on the date hereof and ending on January 31, 1999, subject to earlier termination as herein provided. During the Initial Period Executive shall be employed by Company upon the same terms, compensation and benefits as provided hereunder, pro-rated to cover such period. During the 90-day period immediately following the end of the fourth Contract Year, the Company and Executive shall negotiate, in good faith, the terms and conditions of a three year extension to this Agreement upon terms and conditions no less favorable to Executive than the terms and conditions applicable during the fifth Contract Year; provided, however, that the foregoing obligation to negotiate in good faith shall not apply in the event that either the Company or Executive gives written notice to the other during such 90-day period of its or his desire to have this Agreement terminate at the end of the initial five year term. In no event shall this Agreement be extended beyond the initial five-year term without the agreement of Company and Executive.

    4.   POSITION AND DUTIES.

         (a)  Executive shall serve as the President and Chief Executive
Officer of the Company, reporting only to the Chairman of the Board prior to consummation of the Initial Public Offering and to the Board of Directors subsequent to consummation of the Initial Public Offering. Subject to the authority of the Board of Directors, Executive shall have supervision and control over, and responsibility for, the general management and operation of the Company consistent with Executive's former duties in such position and shall have such other powers and duties as may from time to time be prescribed by the Board of Directors, provided that such duties are reasonable and customary for a president and chief executive officer. Other than the Chairman of the Board, so long as it is Paul Allen, no executive or other employee of the Company shall hold a position, stature, title or powers higher or greater than or equal to those of Executive. Executive shall devote his entire working time, attention and energies to the business of the Company.


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         (b)  Anything herein to the contrary notwithstanding, nothing shall preclude the Executive from (i) serving the boards of directors of a reasonable number of other corporations with the consent of Paul Allen, which consent will not be unreasonably withheld, or the boards of a reasonable number of trade associations and/or charitable organizations (ii) engaging in charitable activities and community affairs, and (iii) managing his personal investments and affairs, provided that such activities do not materially interfere with the proper performance of his duties and responsibilities as the Company's President and Chief Executive Officer.

         (c) Concurrently with the execution of this Agreement, Executive is being elected as a member of the Board of Directors. Executive shall serve on the Board of Directors during the entire term hereof. If, at any time during the term of his employment, the shareholders of the Company shall fail to elect Executive to the Board of Directors, or the Board of Directors shall fail to elect Executive to the offices of President and Chief Executive Officer of the Company, or shall remove him from either of such offices, other than as provided for in this Agreement, Executive shall have the right to terminate his services hereunder for Good Reason pursuant to Section 7(d) and Executive shall have no further Obligation under this Agreement.

         (d) Executive agrees to serve without additional compensation, if elected or appointed thereto, in one or more offices or as a director of any of the Company's subsidiaries; provided, however, that Executive shall not be required to serve as an officer or director of any such subsidiary if such service would expose him to potential adverse financial consequences.

    5.   PLACE OF PERFORMANCE.

         In connection with his employment by the Company, Executive shall be based at the Company's principal executive offices located in Los Angeles, California. In the event that Executive consents to any relocation requested by the Company, the Company will promptly pay or reimburse Executive for all reasonable moving expenses incurred by Executive relating to a change of his principal residence and will indemnify Executive in connection with the sale of his principal residence. Such indemnification shall be computed as the difference (if such difference is a positive number) between (i) the higher of
(A) Executive's aggregate investment in such residence or (B) the fair market value of such residence as determined by a real estate appraiser chosen by Executive and reasonably satisfactory to the Company and (ii) the actual sale price of such residence minus the expenses of the sale (including broker's commissions).


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    6.   COMPENSATION AND OTHER BENEFITS.

         (a) BASE SALARY. During each Contract Year of the term hereof, the Company shall pay to Executive the Base Salary Amount. The Company shall compensate Executive for the Initial Period as provided herein in Section 3 hereof. The Base Salary Amount shall be paid to Executive in accordance with the Company's regular payroll practices with respect to senior management compensation.

         (b)  ANNUAL PERFORMANCE BONUSES.   During each Contract Year, the
Company shall pay Executive an annual performance bonus (the "Performance Bonus") in an amount equal to (1) fifteen percent (15%) of the excess, if any, of the EBITDA for the fiscal year ended January 31, 1995, over the EBITDA for the fiscal year ended January 31, 1994; (2) twelve and one-half percent (12 1/2%) of the excess, if any, of the EBITDA for the fiscal year ended January 31, 1996 over the average EBITDA for the fiscal years ended January 31, 1994 and 1995; and (3) for each succeeding year during the term hereof, including the fiscal years ended January 31, 1997, 1998 and 1999, ten percent (10%) of the excess, if any, of the EBITDA for such year over the average EBITDA for the prior 3 fiscal years. Notwithstanding the foregoing, in the event that EBITDA does not increase by at least 12.5% during the fiscal year of the Company ending during the first Contract Year, 14% during the fiscal year of the Company ending during the second Contract Year or 15% during the fiscal year of the Company ending during the third, fourth or fifth Contract Year, the Performance Bonus pertaining to that Contract Year shall not exceed 50% of the Base Salary Amount for such Contract Year. Attached hereto as Exhibit A is an illustration of the calculation of the Performance Bonus. In the event that the Company changes its fiscal year, the computation and payment of the Performance Bonus shall be prorated and adjusted on an allocable and equitable basis to reflect such change including payment of a Performance Bonus for any short fiscal year. An advance Performance Bonus in an amount equal to 75% of the total estimated bonus for each Contract Year shall be paid by the Company to Executive in a lump sum no later than sixty (60) days after the end of the relevant fiscal year of the Company based upon Company prepared financial statements. The balance of the Performance Bonus for such year shall be paid no later than one hundred and five (105) days after the end of such fiscal year. The Company shall also pay to Executive, such discretionary bonuses as may be granted by the Board of Directors, in its discretion.

         (c) EXPENSES. Executive shall be entitled to receive (i) prompt reimbursement for all documented business expenses incurred by him in the performance of his duties hereunder, provided that Executive properly accounts therefor in accordance with the Company's reimbursement policy and practices of the Company


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as of the date hereof, and (ii) a nonaccountable business expense allowance of
$25,000 during each Contract Year.

         (d) FRINGE BENEFITS. Executive shall be entitled to participate in and receive benefits under all of the Company's Benefit Plans or programs generally available to senior management of the Company, including, but not limited to any retirement, stock option plans, disability insurance plans and all other plans or programs. Nothing paid to Executive under any Benefit Plan presently in effect or made available in the future shall be deemed to be in lieu of compensation payable to Executive hereunder. Further the Company reserves the right to amend, modify or terminate any and all such plans.

         (e) MEDICAL BENEFITS. To the extent not covered by the Benefit Plans pursuant to Section 6(d), Executive shall be entitled to prompt reimbursement from the Company for all reasonable medical, dental, hospitalization, convalescent, nursing and similar health expenses incurred by Executive for his benefit or for the benefit of his dependents. The Company may, in its discretion, insure such benefits; provided, however, that such benefits shall not be affected by the existence or non-existence of any insurance and shall not be limited by the terms of any such insurance.

         (f) LIFE INSURANCE. So long as Executive is insurable, the Company agrees to maintain in effect during the term hereof insurance on Executive's life payable to his estate or his named beneficiary or beneficiaries in the amount of $10,000,000. The ownership of such Insurance Policies may, at the sole discretion of the Executive, be transferred to a Trust for the benefit of his spouse or family.

         (g) STOCK OPTIONS. Concurrently with the execution of this Agreement, the Company is granting to Executive stock options to purchase 3,994,019 shares of the Class A Common Stock of the Company, such shares covered by such option being equal to 8% of the outstanding Common Stock, as of the date hereof on a fully diluted basis. The stock options will be in the form attached hereto as Exhibit B. The Company agrees to lend Executive any and all amounts that may be required by Executive to pay the exercise price of the stock options and the federal and state income taxes payable with respect to any such exercise, such loans to bear interest at the lowest rate necessary in order for there to be no interest imputed under the Code.

         (h) VACATIONS. During the term hereof, Executive shall be entitled to sick leave and paid holidays consistent with the Company's sick leave and holiday policy for senior management and up to six (6) weeks paid vacation during each Contract Year as Executive deems reasonable. Any vacation time that is not taken in a given Contract Year shall be carried forward to the following


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Contract Year or Contract Years, as the case may be but in no event more than two (2) weeks, on a cumulative basis. The Executive shall not receive additional compensation for vacation time not taken.

         (i) PERQUISITES. Executive shall be entitled to receive the following perquisites: (i) consistent with past Company practice, the Company shall furnish Executive with the use of an automobile comparable in luxury to a Cadillac, Mercedes or BMW and shall pay or reimburse Executive for all expenses pertaining to the ownership and operation of such automobile; (ii) the Company shall pay or reimburse Executive for all membership fees, dues and other expenses in connection with Executive's membership with a country club of his choice; and (iii) the Company shall pay the reasonable expenses of Executive's investment advisor and tax advisor, and all related expenses pertaining to financial planning and tax return preparation.

    7.   TERMINATION OF SERVICE.

         (a) TERMINATION UPON DEATH. Executive's employment hereunder shall terminate upon his death, in which event the Company shall pay to such person as the Executive shall have designated in a written notice filed with the Company or, if no such person shall have been designated, to his estate as a lump sum death benefit an amount equal to the Base Salary Amount for the one-year period immediately following the Date of Termination plus an amount equal to Performance Bonuses accrued through the Date of Termination and all Base Salary Amounts, amounts due under Benefit Plans and perquisites through the Date of Termination.

         (b) TERMINATION UPON DISABILITY. If, as a result of a permanent mental or physical disability, Executive shall have been absent from his duties hereunder on a full-time basis for six (6) consecutive months, ("Disability") and, within 30 days after the Company notifies Executive in writing that it intends to replace him, (which notice can be given at the end of the 5th month during such six month period), Executive shall not have returned to the performance of his duties on a full-time basis, the Company shall be entitled to terminate Executive's employment. In addition, Executive shall, upon his Disability, have the right to terminate his employment with the Company. If such employment is terminated (whether by the Company or by Executive) as a result of Executive's Disability, the following shall apply:

              (i) the Company shall continue to pay Executive the Base Salary Amount to which he would otherwise be entitled during the two-year period immediately following the Date of Termination (offset by any disability insurance payments received by Executive on policies provided by the Company);


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              (ii)  the Company shall pay Executive an amount equal to
    Performance Bonuses accrued through the Date of Termination;

              (iii) the Company shall maintain in full force and effect, for the continued benefit of Executive during the two-year period immediately following the Date of Termination, all Benefit Plans in which Executive was entitled to participate immediately prior to the Date of Termination to the extent that Executive's continued participation is possible under the general terms and conditions of such Benefit Plans. In the event that the Executive's participation in any such Benefit Plan is barred as a result of his disability, Executive shall be entitled to receive an amount equal to the annual contributions, payments, credits or allocations which would have been made by the Company to him, to his account or on his behalf under such Benefit Plan from which his continued participation is barred;

              (iv) the Company shall maintain in full force and effect, for the continued benefit of Executive's estate or dependents during the two-year period immediately following the Date of Termination, any life, accident, disability or health and dental insurance plans, vision care plans and any other similar welfare plans of the Company in effect immediately prior to the Date of Termination, or the Company shall provide equivalent benefits at no cost to Executive's estate or his dependents;

              (v) The Company shall continue to purchase life insurance on Executive's life pursuant to Section 6(f) during the two-year period immediately following the Date of Termination, and any such insurance proceeds shall, upon Executive's death, be applied in the manner provided in said Section 6(f).

         (c) TERMINATION FOR CAUSE. The Company shall be entitled to terminate Executive's employment for Cause, in which event Executive shall be entitled to all Base Salary Amounts, amounts under Benefit Plans and perquisites through the Date of Termination plus an amount equal to Performance Bonuses accrued through Date of Termination.

         (d) TERMINATION FOR GOOD REASON. Executive shall be entitled to terminate Executive's employment for Good Reason at any time and the Company shall be entitled to terminate Executive's Employment for Good Reason at any time after the end of the first Contract Year. Upon the termination of Executive's employment by Company for Good Reason after completion of the first Contract Year, Executive shall be entitled to receive from the Company a lump sum payment in an amount equal to his Base Salary Amount and


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amounts under Benefit Plans for the two-year period immediately following the
Date of Termination plus an amount equal to Performance Bonuses accrued through the Date of Termination and all Base Salary Amounts, amounts under the Benefit Plans and perquisites through the Date of Termination, all of which shall be payable by Company within ten (10) days after termination. Upon the termination of Executive's employment by Executive for Good Reason all of the aforesaid compensation, bonuses and benefits shall be paid to Executive by the Company over the two year period following the date of termination. In such event, Executive's 2% stock ownership shall be purchased by the Company pursuant to
Section 9(a).

         (e) NOTICE OF TERMINATION. Any termination of Executive's employment by the Company or Executive pursuant to Sections 7(b), 7(c), or 7(d) shall be communicated by a Notice of Termination to the other party.

         (f) NO MITIGATION. Executive shall not be required to mitigate the amount of any payment provided for in this Section 7 by seeking other employment or otherwise, nor will the amount of damages or severance benefits payable to Executive under this Section 7 be reduced by reason of his securing other employment or for any reason.

         (g) GROSS-UP PAYMENTS. In the event that this Agreement and the payments contemplated herein have not been approved by at least a 75% vote of the Shareholders and will be subject to the Excise Tax, the Company shall, in addition to making such Severance Payment, pay the Gross-Up Payment to Executive.

              (i) For purposes of determining whether any of the Severance Payments will be subject to the Excise Tax (A) all Severance Payments (1) shall be conclusively presumed to be payments described in section 280G(b)(2)(A)(i) of the Code, except that, in the case of a Severance Payment that is not precipitated (x) by a Change in Control, (y) by a change in the ownership of a substantial portion of the assets of the Company, or (z) by a termination of employment where a Change in Control or change in the ownership of a substantial portion of the assets of the Company occurs within one (1) year after the date hereof, such a Severance Payment, upon receipt of a favorable written opinion, satisfactory to Executive, of Counsel, shall be (i) presumed conclusively to not be a payment described in section 280G(b)(2)(A) of the Code, and (2) shall be conclusively presumed to be reasonable compensation for services rendered within the meaning of section 280G(b)(4)(B) of the Code; (B) any Other Benefits shall be conclusively presumed to be payments described in section 280G(b)(2)(A)(i) of the Code except to the extent that a favorable written opinion, satisfactory to Executive, of


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    Counsel is obtained in which Counsel opines that such Other Benefits are not described in section 280G(b)(2)(A)(i) of the Code; (C) any Other Benefits shall be conclusively presumed not to be reasonable compensation for services rendered within the meaning of section 280G(b)(4)(B) of the Code unless a contrary written opinion, satisfactory to Executive, of Counsel is obtained; (D) the present value of the Severance Payments for purposes of section 280G(b)(2)(A)(ii) of the Code shall be calculated in accordance with Section 280 G(d)(4) regardless of when paid or received;
    (E) the present value of all Other Benefits shall be determined by the Company's independent auditors in accordance with the principles of sections 280G(d)(3) and 280G(d)(4) of the Code; and (F) unless a contrary written opinion, satisfactory to Executive, of Counsel is obtained, it shall be conclusively presumed that none of the exceptions to parachute payment treatment set forth in sections 280G(b)(4)(A) and 280G(b)(5) of the Code applies to any of the payments or other benefits described in clauses (A) or (B) of this Section 7(g)(i).

              (ii) If, in accordance with the provisions of Section 7(g)(i), it is determined that all or part of the Severance Payments will be subject to the Excise Tax, then the amount of the Severance Payments which shall be treated as subject to the Excise Tax shall be equal to the lesser of (A) total amount of the Severance Payments or (B) the amount of excess parachute payments within the meaning of section 280G(b)(1) of the Code (determined based on the presumptions and assumptions set forth in Section 7(g)(i)).

              (iii) In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time of termination of employment, Executive shall repay to the Company at the time that the amount of such reduction in Excise Tax is finally determined the portion of the Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax and federal and state and local income tax imposed on the Gross-Up Payment being repaid by Executive if such repayment results in the reduction in Excise Tax and/or a federal, state or local income tax deduction) plus interest on the amount of such repayment at the applicable federal rate (as defined in section 1274(d) of the Code). In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time of the termination of employment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up payment), the Company shall make an additional gross-up payment to Executive in respect of such excess (plus any interest payable with respect to such excess) at the time that the amount of such excess is finally determined.

              (iv) Payments required to be made under this Section 7(g) may either be made directly to Executive or, at the option of the Company, may be made to the appropriate taxing authority or authorities in satisfaction of any obligation or obligations imposed on the Company by an applicable federal, state or local taxing statute or regulation to withhold and pay any Excise Tax or federal, state or local income tax to which payments made pursuant to this Section 7 (including this Section 7(g) are subject. Any amounts paid in satisfaction of such a withholding obligation shall be deemed to have been paid to Executive for purposes of this Section 7.

    8. COVENANT NOT TO COMPETE; CONFIDENTIALITY. Reference is made to the provisions relative to non-competition and confidentiality attached hereto as Exhibit C. The Company and Executive shall perform and satisfy their respective duties and obligations contained in such non-competition and confidentiality provisions as if set forth in full herein. Upon any termination of Executive's employment by either party for Good Reason, there shall be no restrictions on Executive's future employment elsewhere or non-compete except that Executive shall not actively solicit any of the Company's employees nor clients for computerized ticketing for a period of 24 months from such termination, and during such 24 month period he will not interfere with existing customer contracts nor for a period of 60 months disclose Company confidential information.

    9.   EXECUTIVE'S STOCK

         (a) Executive shall acquire an ownership interest of two (2%) percent of the total outstanding common stock of the Company (the "Stock") concurrently with the sale of stock in the Company to Paul Allen or affiliates pursuant to a certain Subscription and Stock Sale Agreement between the
Company, the Executive and the Rosen Family Foundation of even date. Upon any termination of Executive's employment hereunder by the Company, the Company shall be obligated to repurchase the Stock from Executive at a purchase price per share determined as set forth in Section 2B(b)(ii) of the Shareholders Agreement of even date herewith annexed hereto as Exhibit D, but in no event less than the price per share received by Executive for the other shares of stock sold by Executive at the time of the acquisition by Paul Allen or
affiliates of their interest in the stock of the Company.   It is the
understanding of the Parties that in no event shall the purchase price of such shares be less than $4,330,848 in the aggregate.

         (b) In the event of Termination of Executive's employment because of the death or total disability of Executive during the term hereof, Executive or his estate of personal representative as the case may be, shall sell and the Company shall purchase the Executive's Stock, at the purchase price specified in subparagraph (a).

         (c) Any purchase of Executive's Stock by the Company provided for herein in Section 9(a) or 9(b), shall take the place within sixty (60) days after the termination of Executive's employment hereunder, (except if Company terminates Executive for Good Reason, in which case ten (10) days shall be substituted for sixty (60) days) at which time Executive or his estate or personal representative shall deliver the Stock to the Company, duly endorsed for transfer and free and clear of all encumbrances, against payment therefor by the Company in immediately available funds.

         (d) For so long as Executive is the owner of the Stock, Executive shall have the same rights with respect thereto as are set forth in the Registration and Exchange Right Agreement annexed hereto as Exhibit E and the Shareholders Agreement annexed hereto as Exhibit D.

         (e) In the event of a public offering of equity securities by Ticketmaster Corporation or another subsidiary of the Company or other entity which involves any part of the Ticketmaster business, if the Company is not then public, Executive shall have the right to exchange his shares of the Company Stock for such number of shares of such entity making a public offering that represents a value equal to the value of the Company Stock owned by Executive.

    10. INDEMNIFICATION. The Company shall indemnify Executive if he is made, or threatened to be made, a party to an action or proceeding, to the full extent permitted by applicable law, including an action by or in the right of the Company to procure a judgment in its favor, by reason of the fact that Employee is or was an officer, director or employee of the Company, against all costs and expenses resulting from or related to such action or proceeding, or any appeal thereof, if Executive acted in good faith for a purpose which he reasonably believed to be in the best interests of the Company. The termination of any such action or proceeding by judgment, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not in itself create the presumption that Executive did not act in good faith for a purpose which he reasonably believed to be in the best interests of the Company. As used in this Section 10, (i) "costs and expenses" means any and all costs, expenses and liabilities incurred by Executive, including but not limited to (A) attorney fees, (B) amounts paid in settlement of, or in the satisfaction of any order or judgment in, any action or proceeding and (C) fines, penalties and assessments asserted or adjudged in any action or proceeding, and (ii) "action or proceeding" means any and all suits, claims, actions, investigations or proceedings whether civil, criminal or administrative, heretofore or hereafter instituted or asserted.

    11.  GENERAL PROVISIONS.

         (a) EXPENSES. All costs and expenses incurred by either of the parties in connection with this Agreement and any transactions contemplated hereby shall be paid by that party, except that the Company shall pay or reimburse Executive for all legal fees and related expenses incurred on behalf Executive in connection with the negotiation and documentation of this Agreement.

         (b) NOTICES. All notices, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by cable, by telecopy, by telegram, by telex or by registered or certified mail to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11(b)):

                        (a)  If to the Company:

                             Ticketmaster Holdings Group, Ltd.
                             3701 Wilshire Boulevard
                             7th Floor
                             Los Angeles, California 90010
                             Attention: Chairman of the Board
                             Telecopy No.: (213) 382-1146

                             With a copy to:

                             William D. Savoy
                             Vulcan Northwest, Inc.
                             110 110th Avenue
                             Suite 550
                             Bellevue, WA 98005
                             Telecopy No.: (206) 453-1985

                        (b)  If to Executive:

                             Fredric D. Rosen
                             c/o Ticketmaster Corporation
                             3701 Wilshire Blvd.
                             Los Angeles, CA 90010
                             Telecopy No.: (213) 386-1244

                             With a copy to:

                             Kleban & Samor, P.C.
                             2425 Post Road
                             Southport, CT 06490
                             Attention: Stephen J. Saft, Esq.
                             Telecopy No.: (203) 259-9617

         (c) HEADINGS. The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

         (d)  SUCCESSORS; BINDING AGREEMENT.

              (i) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Executive to compensation from the Company in the same amount and on the same terms as he would be entitled to hereunder if the Company terminated his employment in the manner contemplated in Section 7(d), except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.

              (ii) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, devisees, legatees, executors, administrators, successors and personal or legal representatives. If Executive is domiciled in a community property state or a state that has adopted the Uniform Marital Property Act or equivalent or if Executive is domiciled in a state that grants to his spouse any other marital rights in Executive's assets (including, without limitation, dower rights or a right to elect against Executive's will or to claim a forced share of Executive's estate), this Agreement shall also inure to the benefit of, and shall also be binding upon, his spouse. If Executive should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive's designee or, if there be no terms of this Agreement to the Executive's heirs, devisees, legatees or executors or administrators of Executive's estate, as appropriate.

         (e) SEVERABILITY. If any provision of this Agreement is held to be illegal, invalid or unenforceable under existing or future laws effective during the term of this Agreement, such provisions shall be fully severable, the Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

         (f) ENTIRE AGREEMENT. This Agreement, including all of the Exhibits, constitutes the entire agreement of the paries hereto with respect to the subject matter hereof and thereof and supersedes all prior agreements and understandings both written and oral, between the Company and the Executive with respect to the subject matter hereof and thereof.

         (g) ASSIGNMENT. This Agreement and the rights and duties hereunder may not be assigned or assumed by operation of law or otherwise without the express written consent of the Company and the Executive (which consent may be granted or withheld in the sole discretion of the Company or the Executive, as applicable).

         (h) AMENDMENT; WAIVER. This Agreement may not be amended or modified except by an instrument in writing signed by, or on behalf of, the Company and Executive. Either party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other party or (b) waive compliance with any of the agreements or conditions of the other party contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby.
Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other tem or condition, of this Agreement. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any such rights.

         (i) GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Illinois, applicable to contracts executed in and to be performed entirely within that state.

         (j) JURISDICTION AND VENUE. The parties hereto agree that all actions or proceedings initiated by any party hereto and arising directly or indirectly out of this Agreement which are brought pursuant to judicial proceedings shall be litigated in the Superior Court of Los Angeles, California. The parties hereto expressly submit and consent in advance to such jurisdiction and agree that service of summons and complaint or other process or papers may be made by registered or certified mail addressed to the relevant party at the address to which notices are to be sent pursuant to Section 11(b). The parties waive any claim that the United States District Court for the Southern District of California or the Superior Court of the State of California is an inconvenient forum or an improper forum based on lack of venue.

         (k) ATTORNEY'S FEES. The Company shall pay or reimburse Executive for all legal fees and expenses incurred by Executive in enforcing this Agreement, except that in the event of any termination of Executive for Cause pursuant to Section 7(c) hereof, if any legal action or other proceeding is brought for the enforement of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

         (i) COUNTERPARTS. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original while all of which taken together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the Company and Executive have executed this Agreement as of the date and year first written above.

                                  TICKETMASTER HOLDINGS GROUP, LTD.


                                  By: /s/Peter B. Knepper
                                     -------------------------------------
                                  Title: Treasurer and [Illegible]
                                        ----------------------------------

                                  /s/Fredric D. Rosen
                                  ----------------------------------------
                                  FREDRIC D. ROSEN

                                      EXHIBIT A

                          PERFORMANCE BONUS FORMULA EXAMPLE

- --------------------------------------------------------------------------------

                               EMPLOYMENT BONUS AGREEMENT

(000's omitted)
                             FYE            FYE            FYE            FYE
                         1/31/94        1/31/95        1/31/96        1/31/97
                         -------        -------        -------        -------

Base Earnings            $34,000        $40,000        $45,000        $55,000
Average of Prev Yr (yrs)                 34,000         37,000         39,667
Computation Base                          6,000          8,000         15,333
Percentage                                 15%           12.5%           10%
Bonus                                       900          1,000          1,533

                                      EXHIBIT A

                          PERFORMANCE BONUS FORMULA EXAMPLE

- --------------------------------------------------------------------------------

                               EMPLOYMENT BONUS AGREEMENT

(000's omitted)
                             FYE            FYE            FYE            FYE
                         1/31/94        1/31/95        1/31/96        1/31/97
                         -------        -------        -------        -------

Base Earnings            $34,000        $40,000        $45,000        $55,000
Average of Prev Yr (yrs)                 34,000         37,000         39,667
Computation Base                          6,000          8,000         15,333
Percentage                                 15%           12.5%           10%
Bonus                                       900          1,000          1,533

                                                                       EXHIBIT C

                                PROVISIONS RELATIVE TO
                          NONCOMPETITION AND CONFIDENTIALITY


    1. COVENANT NOT TO COMPETE. During Executive's employment by the Company and for a period of twenty-four (24) months from and after the termination of Executive's employment with the Company, other than termination by either party for Good Reason, Executive will not, without the prior written consent of the Company, directly or indirectly engage in or assist any activity which is the same as, similar to, or competitive with the Ticketmaster Businesses (other than on behalf of the Company or any of its subsidiaries or affiliates) including, without limitation, whether such engagement or assistance is as an officer, director, proprietor, employee, partner, investor (other than as a holder of less than 5% of the outstanding capital stock of a publicly traded corporation), guarantor, consultant, advisor, agent, sales representative or other participant, anywhere in the world that the Company or any of the Ticketmaster Entities has been engaged, including, without limitation, the United States, Canada, Mexico, England, Ireland, Scotland, Europe and Australia. Nothing herein shall limit Executive's ability to own interests in or manage entities which sell tickets as an incidental part of their primary businesses (e.g. cable networks, on-line computer services, sports teams, arenas, hotels, cruise lines, theatrical and movie productions and the like) and which do not hold themselves out generally as competitors of the Company and its subsidiaries. The "Ticketmaster Businesses" shall mean the computerized sale of tickets for sporting, theatrical, cinematic, live theatrical, musical or any other events on behalf of various venues and promoters through distribution channels currently being utilized by the Company or any of its subsidiaries or affiliates (as defined in Rule 405 of Regulation C promulgated under the Securities Act of 1933, as amended).

    2. SOLICITATION OF EMPLOYEES. During Executive's employment with the Company and for a period of twenty-four (24) months from and after the date of termination of Executive's employment with the Company, Executive shall not (i) directly or indirectly induce or attempt to induce any person then employed (whether part-time or full-time) by the Company or any of its subsidiaries or affiliates, whether as an officer, employee, consultant, adviser or independent contractor, to leave the employ of the Company or to cease providing or otherwise alter the services then provided to the Company or to any of its subsidiaries or affiliates or (ii) in any other manner seek to engage or employ any such person (whether or not for compensation) as an officer, employee, consultant, adviser or independent contractor in connection with the operation of any business which is the same as or similar to any of the Ticketmaster Businesses.

    3. NON-SOLICITATION OF CUSTOMERS. During Executive's employment with the Company and for a period of twenty-four (24) months from and after the date of termination of Executive's employment with the Company, Executive shall not solicit any customers of the Company or any of its subsidiaries or affiliates or encourage any such customers to use the facilities or services of any competitor of the Company or any of its subsidiaries or affiliates. Customer shall mean any person who engages the Company or any of its subsidiaries or affiliates to sell, on its behalf as agent, tickets to the public.

    4. PROPRIETARY INFORMATION. Executive will not at any time (during or for a period of sixty (60) months after termination of employment) disclose or use, except in the pursuit of the business of the Company or any of its subsidiaries or affiliates, any proprietary information of the Company or other Ticketmaster Entity. "Proprietary information of the Company or other Ticketmaster Entity" means all information known or intended to be known only to employees of the Company or any of its subsidiaries or affiliates in a confidential relationship with the Company or any of its subsidiaries or affiliates relating to technical matters pertaining to the business of the Company or other Ticketmaster Entities. Executive agrees not to remove any documents, records or other information from the premises of the Company or any of its subsidiaries or affiliates containing any such proprietary information, except in the pursuit of the business of the Company or any of its subsidiaries or affiliates, and acknowledges that such documents, records and other information are the exclusive property of the Company or its subsidiaries or affiliates.

    5. EQUITABLE RELIEF. Executive acknowledges that the covenants contained in Sections 1 and 4 hereof are reasonable and necessary to protect the legitimate interests of the Company, that in the absence of such covenants the Company would not have entered into this Agreement, that any breach or threatened breach of such covenants will result in irreparable injury to the Company and that the remedy at law for such breach or threatened breach would be inadequate. Accordingly, the Executive agrees that the Company, in addition to any other rights or remedies which it may have, shall be entitled to seek such equitable and injunctive relief as may be available from any court of competent jurisdiction to restrain the Executive from any breach or threatened breach of such covenants.


                                         -2-